SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

The Procter & Gamble Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.
Trian Fund Management GP, LLC
Trian Partners, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.
Trian Partners Master Fund, L.P.
Trian Partners Parallel Fund I, L.P.
Trian Partners Master Fund (ERISA), L.P.
Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Co-Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-D, L.P.
Trian SPV (Sub) XII L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Strategic Fund-C, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Clayton C. Daley, Jr.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On August 28, 2017, Trian Fund Management, L.P. posted a video (the “Video”) to www.RevitalizePG.com (the “Website”) and emailed a message (the “Email”) containing a link to the Video to certain shareholders of The Procter & Gamble Company and other individuals. A copy of the transcript of the Video is filed herewith as Exhibit 1. A copy of the Email is filed herewith as Exhibit 2.

 Exhibit 1

- Hi, I'm Clayt Daley. I worked for Procter & Gamble for 35 years.

- I was the company's senior representative with its investment community for 15 years as treasurer and CFO.

- I have always supported the company and its board, and felt that the company was going to do the right thing.

- But over the past six to eight years, it's been very frustrating. Frustrating for me, and I know frustrating for shareholders and retirees as well.

- I've been out of Procter & Gamble for a little over eight years. I've read every financial press release from Procter & Gamble.

- I've listened to all the conference calls. I've read the analyst reports. And most importantly, I've talked to a lot of current and former Procter & Gamble employees.

- And I know for a fact that some retirees have had to change their retirement plans because the stock has not performed in line with the expectations they had when they retired.

- And while performance might improve incrementally, how long can shareholders and retirees wait?

- That's why I joined Trian.

- I've never gotten involved in a proxy contest before. I was approached by Bill Ackman in 2012 to join his team and I decided that we needed to trust the board and we needed to give the company time to work out its issues.

- But it's been five years. And the shareholder returns have not improved.

- I think it's now simply time to do something different.

- When I was CFO at P&G, I got up every morning and went to work feeling like I was working for the shareholders. And that's exactly the same approach Nelson Peltz takes. He's a highly engaged shareholder.

- He understands how to build value for the long term. He's engaged in how to improve the systemic results of the company.

- That's why he's not recommended cutting R&D. He's not recommended cutting marketing. He's not recommended cutting out brand-building activities. He's not recommended splitting the company or financial engineering.

- He's recommended focusing on getting at the real issues of the company, potentially changing its structure, focusing on its culture and people systems, and focusing on the cost structure, so the company can get back to growing sales faster than the market, growing earnings, growing cash flow, and getting back to where we were where we delivered shareholder returns that exceeded the peer group. Trian could do a lot better job if Nelson Peltz were sitting in the board room.

- Talk to the CEOs at Heinz or DuPont about what they think about Nelson Peltz. They now view him as an important contributor to their strategy and their shareholder value plans.

- And so the question that Trian and Nelson Peltz are going to ask in the boardroom is, what are the breakthrough alternatives that could improve performance more quickly and improve returns for shareholders who've been waiting a long time?

Exhibit 2

Subject: Video Message from Clayt Daley

We are writing to let you know that a new video has been posted to RevitalizePG.com .

The video features Clayt Daley, a former senior executive at P&G.   Trian met Clayt after it invested in excess of $3 billion in shares of P&G. Over the course of his 35 year career at P&G, Clayt served in numerous positions, including as Vice Chairman and Chief Financial Officer.  Last month (July 2017), Clayt joined Trian as an advisor. Clayt is providing Trian with strategic advice and analysis regarding P&G and the consumer packaged goods industry. As a P&G alumnus, retiree and shareholder, Clayt has great pride in the Company but, like many other shareholders and former employees, has become frustrated with its disappointing performance over the last decade. Clayt believes that adding Nelson Peltz to the P&G Board will help P&G make the breakthrough changes needed to improve performance and create long-term shareholder value.  Hear what he has to say at  www.RevitalizePG.com/video

[embed video]

Clayt and Trian strongly urge shareholders to vote FOR Nelson Peltz on the WHITE proxy card.

Let’s revitalize P&G—together.

If you have questions about how to vote your shares, please contact:

INNISFREE M&A INCORPORATED

Shareholders, Call Toll-Free: (877) 750-8338

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